EXHIBIT 10.19

Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective FEBRUARY     , 2009 by and between SPEAR REALTY, LLC, a Pennsylvania Limited Liability Company with a principal office located at 520 Springfield Street, Coopersburg, PA, 18036 (“Landlord”) and BIOPURE CORPORATION, a Delaware corporation with a principal place of business located at 11 Hurley Street, Cambridge, MA, 02141 (“Tenant”).

Landlord is the owner of land and improvements commonly known as 674 SOUDER ROAD, SOUDERTON, PA, described as follows: Free standing plant facility with a building of approximately 18,000 square feet with onsite parking located on approximately 5.09 acres, and an adjoining vacant parcel of land consisting of approximately 2.62 acres, both located in Franconia Township, Montgomery County, to be used by Tenant as a manufacturing facility for biological research and medical products. Landlord is also the owner of all tangible personal property, fixtures and equipment, exclusive of personal computer systems and files, currently located on and within the Property as more fully described in the attached Exhibit “A”. Landlord desires to lease the Property together with all tangible personal property, fixtures and equipment as described in Exhibit “A” to Tenant (hereinafter collectively “Property”), and Tenant desires to lease the Property from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

It is the intent of the parties that this Commercial Lease Agreement shall be construed as a triple net lease for purposes of determining their respective duties and obligations.

THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, each of the parties intending to be legally bound hereby, agrees as follows:

1. Term.

A. Landlord hereby leases the Property to Tenant, and Tenant hereby leases the same from Landlord, for an initial term beginning MARCH 1, 2009 and ending FEBRUARY 28,

2012. Landlord shall use its best efforts to give Tenant possession as close as possible to the beginning of the initial term. If Landlord is unable to timely provide possession of the leased Property, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

B. Tenant may renew the Lease for five extended terms of FIVE (5) YEARS each. Tenant shall exercise each such renewal option, if at all, by giving written notice to Landlord not less than ninety (90) days prior to the expiration of the then current term. The renewal terms shall be at the rentals set forth below at paragraph 2 C. and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

C. It is mutually agreed that either party may terminate this lease at the end of the then current term by giving the party written notice thereof at least ninety (90) days prior thereto. In default of such notice, this lease shall continue upon the same terms and conditions and so on for year to year, until terminated by either party by giving the other party ninety (90) days written notice of the termination previous to the expiration of the then current term. However, should this lease be continued for a further period under the terms as stated above, any allowances given Tenant and the rent during the original or renewal term shall not extend beyond such term and further provided that if Landlord shall have given such written notice prior to the expiration of any term hereby created, of Landlord’s intention to change the terms and conditions of this lease, and Tenant shall not within ten (10) days from such notice notify Landlord of Tenant’s intention to vacate the Property on or before the end of the then current term, Tenant shall be considered as a Tenant under the terms and conditions mentioned in such notice for a further term as above provided, or for such farther term as may be stated in such notice. In the event that Tenant shall give notice as stipulated herein of intention to vacate the Property and shall fail or refuse to so vacate on the date designated by such notice, then it is expressly agreed that Landlord shall have the option either, (a) to disregard the notice so given by Tenant as having no effect, in which case all terms and conditions of this lease shall continue with full force and effect precisely as if such notice had not be given or (b) landlord may at any time within thirty (30) days after the present term or any renewal or extension thereof as foresaid, give Tenant ten (10) days written notice of its intention to terminate this lease; whereupon Tenant expressively agrees to vacate the Property at the expiration of the said period of ten (10) days specified in such notice. All powers granted to

Landlord by this lease may be exercised and all obligations imposed upon Tenant by this lease shall be performed by Tenant during any extension of the original term or any renewal term as if during the original term itself.

2. Rental.

A. Tenant shall pay to Landlord during the initial term annual rental of Four Dollars ($4.00) per square foot of building space, payable in monthly installments of Six Thousand and One Dollars and 33 Cents ($6,001.33). Each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 520 SPRINGFIELD STREET, P.O. BOX 334, COOPERSBURG, PA, 18036, or at such other place designated by written notice from Landlord to Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. No security deposit shall be required during the initial term of this Lease. Thereafter, Tenant shall pay to Landlord a security deposit in an amount equivalent to two (2) months rent prior to the commencement of any of the renewal terms of this Lease (see paragraph 21).

B. The rent during the initial term of this Lease shall be subsidized by a credit from Landlord to Tenant in the amount of Two Hundred Twenty Nine Thousand Five Hundred Dollars ($229,500.00) representing consideration due to Tenant for the sale of equipment, fixtures, and personal property located on and within the leased Property as set forth in the attached Exhibit “A.” Landlord and Tenant agree that Landlord is providing this credit to compensate Tenant for the sale and transfer to Landlord of all equipment, fixtures and tangible personal property set forth in the attached Exhibit “A.” This credit shall not be available during any renewal term of this Lease and the rent during any such term as set forth below shall not reflect such credit.

C. The rental for each of the consecutive renewal terms of this Lease per square foot per annum shall be as follows:

	Without Equipment	With Equipment
Years 4-8:	$9.00	$10.00
Years 9-13:	$9.50	$10.50
Years 14-18:	$10.00	$11.00
Years 19-23:	$11.00	$12.00
Years 24-28:	$12.00	$13.00

3. Option To Buy flack Personal Property, Fixtures And Equipment.

Tenant shall have the option to purchase all tangible personal property, fixtures and equipment listed in the attached Exhibit “A” within ninety days of the commencement of the first renewal term of this lease and within ninety (90) days of the commencement of each subsequent renewal term, for a price of Two Hundred Twenty Nine Thousand Five Hundred Dollars ($229,500.00). Tenant shall provide Seller of written notice of the intent to exercise this option any time within the designated ninety (90) day exercise period, by complying with the notice provisions hereinafter set forth.

4. Right of First Refusal.

If at any time during the initial term of this Lease or any renewal term hereof, should Landlord desire to sell the Property to a third party, it shall first offer the Property to Tenant for purchase, upon the same terms and conditions and at the same price, as the bona fide offer from the third party purchaser. If the offer to sell the Property is not accepted in writing by Tenant within ten (10) days of receipt Landlord’s notice of the offer, Landlord may sell the Property upon the terms and conditions and for the price agreed to with the third party purchaser. However, in no event, may Landlord sell the Property to such third party purchaser upon terms and conditions more favorable than those offered to Tenant pursuant to this right of first refusal. All notices provided hereunder shall comply with the provisions of paragraph 22 below.

5. Use.

Tenant shall continue the permitted use (plant and manufacturing facility for biological research and medical products or components) during the original term and any extension or renewal thereof and shall not be permitted to use the Property for any other purpose without the express written permission of Landlord. In no event shall Tenant use the Leased Property for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device other than chemicals properly stored and used for the permitted use. See paragraph 24 “Environmental” below.

6. Assignment.

Tenant may sublet or assign all or any portion of this lease at anytime to any corporate affiliate or other entity controlled by Tenant without the permission of Landlord, so long as Tenant remains primarily liable to Landlord hereunder. Tenant may assign or sublet this lease to any other party with or without a complete assumption of Tenant’s obligations, only with the prior written consent of Landlord.

7. Maintenance and Repairs.

During the Lease term, Tenant shall make, at Tenant’s expense, all necessary repairs to the Leased Property. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Property damaged or worn through normal occupancy, including fixtures, equipment, major mechanical systems, and the exterior and interior walls, subject to the obligations of the parties otherwise set forth in this Lease.

A. Tenant shall also be responsible for all maintenance on or within the Property and shall keep the same free from all dirt, refuse and other matter, replace all glass, windows, doors, etc. which are broken or worn, keep all waste and drain pipes open, repair all damage to plumbing, HVAC, electrical, refrigeration and all other mechanical systems on or within the Property and keep the same in good order and repair as they are now, normal wear and tear and damage by accidental fire or other casualty not occurring through the negligence of the Tenant or those employed by or acting for the Tenant alone excepted. Tenant agrees at the end of the lease term to surrender the Property in the same condition in which it was provided to Tenant by Landlord, normal wear and tear excepted.

B. Tenant shall not be responsible for maintenance or repair to the roof and structural components of the walls. Tenant shall be responsible for all maintenance, repairs or replacements of utility service hookups from the street to the buildings and shall also be responsible for connections for the same to the buildings.

8. Alterations and Improvements.

Tenant, at Tenant’s expense, shall have the right following Landlord’s written consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the leased Property from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the leased Property, and fasten the same to the Property. All personal property, equipment, machinery, trade fixtures and temporary installations, other than those listed on the attached Exhibit “A”, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Property by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Property caused by such removal shall be repaired by Tenant at Tenant’s expense.

9. Property Taxes.

Tenant shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the leased Property, and all personal property taxes with respect to Tenant’s personal property on the leased Property. To the extent such items are not separately billed, Tenant shall be responsible for its pro rata share.

10. Insurance.

A. If the leased Property or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

B. Tenant, at Landlord’s option, shall reimburse Landlord for maintaining fire and extended coverage insurance on the Building and the leased Property in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all the building and leased Property including personal property, equipment and fixtures, located on or within the Property, unless Landlord elects to carry such coverage and bill Tenant for the cost of the same.

C. Tenant shall, at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to its activities on and in the Property with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than $2,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant’s policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant’s compliance with this Paragraph and Paragraph 10 B. Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts on or within the leased Property or the Building.

11. Utilities.

Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the leased Property during the term of this Lease. In the event that any utility or service provided to the leased Property is not paid by Tenant, for any reason whatsoever, Landlord shall have the right to pay the amount due and separately invoice Tenant for such charges. Tenant shall pay such amounts to Landlord within fifteen (15) days of invoice date. Tenant shall not use any equipment or devices that utilize excessive electrical energy or which may, in Landlord’s reasonable opinion, overload the wiring or interfere with electrical services to the Property.

12. Signs.

Following Landlord’s written consent, Tenant shall have the right to place on the leased Property, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the leased Property or use of Tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the leased Property resulting from the removal of signs installed by Tenant.

13. Entry.

Landlord shall have the right to enter upon the leased Property at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the leased Property.

14. Parking.

During the terms of this Lease, Tenant shall have the non-exclusive use in common with Landlord, of the non-reserved common automobile parking areas, driveways and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord reserves the right to designate parking areas within the Property or in reasonable proximity thereto, for Tenant and Tenant’s agents and employees. Tenant shall at the request of Landlord, provide Landlord with a list of all license numbers for the cars owned by Tenant, its agents and employees.

15. Building Rules.

Landlord shall not impose any building rules which unreasonably interfere with the conduct of Tenant’s business operations. Tenant will comply with the rules of the Building adopted and altered by Landlord and delivered to Tenant by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

16. Damage and Destruction.

Subject to Paragraph 10 A. above, if the leased Property or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant’s purposes and the cost to repair or rebuild the damage exceeds the insurance proceeds available to Tenant, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage and pay any insurance proceeds received for such damage to Landlord. In the event of minor damage to any part of the leased Property, and if such damage does not render the leased Property unusable for Tenant’s purposes, Tenant shall promptly repair such damage at the cost of the Tenant. Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the leased Property are totally inoperable or completely unfit for occupancy, or use for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the leased Property totally inoperable or completely unfit for occupancy or use for Tenant’s purposes.

A. To the extent any damage or destruction occurs to the Leased Property the repair of which is substantially covered by insurance, Landlord may at its sole option, cause Tenant to repair the damages and abate the rent during such period of repair or construction. Upon completion of such repair or construction, all of the terms of this Lease shall continue in full force and effect.

17. Event of Default.

It shall be an event of default under this lease if (i) there is an assignment or sublease in violation of the provisions hereof, or (ii) Tenant fails to maintain property and liability insurance as required under this lease and such failure continues for ten (10) days after receipt of written notice, or (iii) if Tenant shall be in default in the payment of rentals hereunder or if Tenant shall default in any of the covenants herein contained and such default should continue for ten (10) days for monetary default and thirty (30) days for non-monetary default, after receipt of written notices by Tenant from Landlord for such defaults, or (iv) if Tenant shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall file a bill in equity or otherwise initiate proceedings for appointment of a receiver of Tenant’s assets, or shall file any proceedings in bankruptcy or for reorganization or an arrangement under any federal or state law, or if any proceedings in bankruptcy or for the appointment of a receiver shall be instituted by any creditor of Tenant under any state or federal law, or if Tenant is levied upon or about to be sold out upon the Property under execution or other legal process. Upon the occurrence of an event of default, then in addition to any other remedy available to Landlord at law, in equity or otherwise under this lease, the following remedies shall also be available:

A. Landlord may cure any default on behalf of Tenant and shall have a limited right of entry upon the Property where required, solely for this purpose, after ten (10) days from the date of written notice to Tenant advising the latter of the default and of Landlord’s intent to remedy the same if Tenant fails to do so. Landlord shall also have an immediate right of entry in the event of an emergency, whether or not an event of default has occurred. Tenant shall reimburse Landlord upon demand for all costs incurred in curing any default, including, without limitation, reasonable attorney’s fees and expenses, together with interest at the legal rate in Pennsylvania (the “Default Rate”) from the date paid until the date reimbursed, which costs and interest shall be deemed to be additional rent due and payable immediately under this lease.

B. Upon notice to Tenant, the term of this lease shall terminate as of the date set forth in Landlord’s notice (which date shall be at least ten (10) days after the date of the notice) without any right on the part of Tenant to nullify the termination or save the forfeiture by payment of any sum or by performance of any covenant.

C. Landlord may bring one or more actions to recover rent and/or damages, together with interest at the default rate from the date due to the date paid, and/or to recover possession of the Property, with or without terminating the term of this lease.

D. After the Landlord shall recover possession of the Property, Landlord may, at Landlord’s option, with or without terminating this lease, make such alterations and repairs as may be necessary in Landlord’s sole judgment in order to relet the Property and relet the Property or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may be less than or exceed the period which would otherwise have constituted the balance of the term of this lease and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion, may seem advisable and to such person or persons as may in Landlord’s sole discretion seem best. Upon each such reletting, all rents received by Landlord shall be applied: first, to the payment of any reasonable costs and expenses of such reletting, including without limit brokerage fees and attorneys fees and all costs of such alterations and repairs together with interest on such sums at the default rate from the date paid by Landlord to the date recouped; second, to the payment of rent and other charges due and unpaid hereunder together with interest on such sums at the default rate from the date due to the date recouped; and the residue, if any, shall be held by Landlord and applied in payment of future rent and other charges as they may become due and payable hereunder. In the event the rent collected in any month on account of such reletting is less than the amount Tenant is required to pay in that month, Tenant shall pay such difference within ten (10) days after Landlord’s demand. No re-entry or taking possession of the Property or the making of alterations and/or improvements thereto, or the reletting thereof shall be construed as an election on the part of Landlord to terminate this lease, unless written notice of such intention is given to Tenant Landlord in no event shall be liable in any way whatsoever for failure to relet the Property or in the event that the Property or any part or parts thereof are relet, for failure to collect the rent under such reletting, provided; however, that Landlord shall use its best efforts to mitigate its damages resulting from Tenant’s default.

E. Notwithstanding any such reletting without termination, Landlord may at anytime thereafter elect to terminate this lease for a previous breach. Notwithstanding anything in this lease to the contrary, should Landlord at any time terminate this lease for any breach, in addition to any other remedies it may have, Landlord may recover from Tenant all damages it may incur by reason of such breach, including without limit, the cost of enforcing this lease, and recovering the Property. Landlord may also declare all rent under this lease immediately due and payable. In such event all rents owing for the remainder of the term shall be due and payable to Landlord immediately. All amounts recoverable from Tenant under this lease shall bear interest from the date due to the date paid at the default rate.

F. Notwithstanding, any other provision of this lease, any amounts due and owing by Tenant at the expiration or termination hereof shall not be construed as a release by Landlord, and Tenant shall remain liable for the payment of any rents and/or monies due Landlord until fully satisfied.

G. No reference to any specific right or remedy shall preclude Landlord from exercising any other fight or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity.

H. Landlord’s failure to insist upon strict performance of any covenant of this lease or to exercise any option or right herein contained shall not be a waiver or relinquishment of the future of such covenant, right or action, but the same shall remain in full force and effect.

I. Notwithstanding any of the remedies set forth above, if rent and/or any charges hereby reserved as rent shall remain unpaid on any day when the same ought to be paid, or if an event of default occurs, Tenant hereby empowers any Prothonotary, Clerk of Court or attorney of any Court of Record to appear for Tenant in any and all actions which may be brought for possession or rent and/or the charges, payments, costs and expenses reserved as rent, or agreed to be paid by the Lessee and/or to sign for Tenant an agreement for entering in any competent Court an amicable action or actions for the recovery of rent or other charges, payments, costs and expenses, and for possession of the Property, and in said suit or suits or in said amicable action or actions to confess judgment against Tenant for possession and/or all or any part of the rent specified in this Lease and then unpaid including, at Landlord’s option, the rent for the entire unexpired balance of the term of this Lease, and/or other charges, payments, costs and expenses reserved as rent or agreed to be paid by the Tenant, and for interest and costs together with reasonable attorney’s fees. Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of said rent and/or other charges, payments, costs and expenses, reserved as rent shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the original term and/or during any extension or renewal of this Lease. The right to enter judgment against Tenant and to enforce all of the other provisions of this Lease as set forth above may, at the option of Landlord, be applied to an assignee of this Lease and may be exercised by any assignee of the Lessor’s right, title and interest in this Lease. Tenant hereby waives any requirements of any and all laws regulating the manner and/or form of such assignments thereby permitting any assignee of this Lease to confess judgment against it.

J. Notwithstanding any provision to the contrary in this Section 17, if there is an event of default as described in the first paragraph of this Section 17 during the initial term of this Lease, and the default arises out of Tenant’s financial inability to continue in business, then (a) Tenant shall have the right to terminate this Lease, (b) Landlord shall retain as liquidated damages good title to all of the tangible personal property, fixtures and equipment described in Exhibit “A,” (c)

Tenant’s option in Section 3 shall expire automatically, and Section 3 shall have no further force or effect and (d) neither party shall have any liability to the other arising out of the termination. The liquidated damages described in this paragraph J shall be Landlord’s sole remedy. This paragraph J shall be of no further force or effect at the end of the initial term of this Lease.

K. In any amicable action for confession of judgment for possession and/or rent in arrears, Landlord shall first cause to be filed in such action, a verified Complaint made by Landlord or its agent or attorney acting on its behalf, setting forth the facts necessary to authorize the entry of judgment, of which such Complaint and verification shall be conclusive evidence and if a copy of this Lease shall be attached to such Complaint and filed in such action, it shall not be necessary to file the original Lease as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

18. Quiet Possession.

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the leased Property during the term of this Lease.

19. Condemnation.

If any legally, constituted authority condemns the Building or such part thereof which shall make the leased Property unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of Landlord to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Only Landlord shall have the right to pursue any claim against a condemning authority for damages to or taking of the Property.

20. Subordination.

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the leased Property, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the leased Property of the Building, and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein required to be executed by Tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

21. Security Deposit. Any security deposit required hereunder, shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the security deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Unless otherwise provided by mandatory non-waivable law or regulation, Landlord may commingle the security deposit with Landlord’s other funds. Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the security deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the security deposit remaining after any such application shall be returned by Landlord to Tenant. If Landlord transfers its interest in the Property during the term of this Lease, Landlord may assign the security deposit to the transferee and thereafter shall have no further liability for the return of such security deposit.

22. Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given if served by hand delivery or by overnight courier service or other method of personal delivery or if sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord to:	With a copy to:

Gerald Spear, Manager	Stephen M. Howard, Esq.
Spear Realty, LLC	605 N. Broad Street
520 Springfield St.	Lansdale, PA 19446
Coopersburg, PA 18036

If to Tenant to:	With a copy to:

Biopure Corporation
11 Hurley Street
Cambridge, MA 02141

Landlord and Tenant shall each have the right from time to time to change the address notice is to be given under this paragraph by written notice thereof to the other party.

23. Compliance with Applicable Laws.

Tenant shall throughout the term of this lease, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances and notices, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, relating to all or any part of the Property, exterior as well as interior, foreseen or unforeseen, ordinary as well as extraordinary, structural as well as non-structural, or to the use or manner of use of the Property. Without limiting the generality of the foregoing, Tenant shall keep in force at all times all licenses, consents and permits necessary for the lawful use of the Property for the purposes herein provided and Tenant shall pay all personal property taxes, income taxes, license fees and other taxes which are or may be assessed, levied or imposed upon Tenant in connection with Tenant’s operation of its business upon the Property.

24. Environmental

As used in this lease, the below stated terms shall be defined as follows:

“Hazardous Materials” means any substance or material which is defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “acutely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products or any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating, relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health or safety, the environment or natural resources (“Environmental Law”).

“Release” or “Released” means any spill, leak, emission, discharge or disposal of hazardous materials into the environment other than pursuant to permits issued under applicable environmental law.

“Incident Materials” means inventory held for sale, construction materials (other than asbestos or polychlorinated biphenyls), equipment, fixtures, fuel contained in vehicles, janitorial supplies and other maintenance materials that are or contain hazardous materials, to the extent they are incidental to and reasonably necessary for the construction, operation, maintenance and permitted uses upon the Property.

A. Landlord shall indemnify, defend and hold Tenant and its corporate affiliates, officers, partners, directors, shareholders, employees and agents harmless from any claims, judgments, damages, fines, penalties, costs, liabilities or loss including attorney’s fees, consultant’s fees and expert fees which are incurred during the term of this lease from, on account of or in connection with the violation of any environmental law by Landlord prior to commencement of the term of this lease or the presence, use, generation, storage or release of hazardous materials in, on, under or above the Property by Landlord prior to commencement of the term of this lease. Without limiting the foregoing, this indemnification shall include any and all costs incurred in connection with any investigations of all or any portion of the Property or any cleanup, removal, repair, remediation, detoxification or restoration and the preparation of any closure or other plans required or permitted by any governmental authority.

B. Tenant agrees that it will not engage in activities or operations during the term of this lease which involve the generation, manufacturing, refining, transportation, treatment, storage, disposal, handling or release of hazardous materials on the Property except that the foregoing covenant shall not prohibit incidental materials on the Property that are used, sold or disposed of in compliance with environmental laws or those hazardous materials which are handled and properly disposed of by Tenant in accordance with environmental laws.

C. Tenant shall obtain, maintain in effect and comply with all permits, licenses, certificates, registrations, approvals and any amendments thereto, required pursuant to any environmental laws relating to the permitted activities conducted on the Property by Tenant. Upon request by Landlord, Tenant will furnish Landlord with copies of the same, as well as with copies of all applications, final reports, records or other materials submitted to or received from any governmental agency by Tenant with respect to the Property under any environmental laws; notices of violation, summonses, orders, complaints or other documents receive by Tenant regarding the Property and pertaining to compliance with any applicable environmental laws or the release of any hazardous materials into the air, soil, surface water or groundwater affecting the remises; and records or analyses of any environmental tests pertaining to the Property.

D. To the extent any unauthorized or improper release of hazardous materials occurs on the Property by reason of the actions or omissions of Tenant, Tenant, at its sole cost and expense, shall immediately take or cause to be taken, all measures necessary to contain, remove and dispose of off-site, all materials released or contaminated by the release, and shall remedy and mitigate, or cause to be remedied and mitigated, all threats to public health or the environment to the extent caused by such release. Any remedial measures shall be in compliance with all applicable environmental laws.

E. Tenant shall indemnify, defend and hold Landlord and its officers, partners, directors, shareholders, employees and agents harmless from any claims, judgments, damages, fines,

penalties, costs, liabilities (including sums paid in settlement of claims) or loss including attorney’s fees, consultant’s fees, and expert fees which arise during or after the term of this lease from, on account of, or in Connection with the violation of any environmental law by Tenant and the presence, use, generation, storage, or release of hazardous materials in, on, under or above the Property, to the extent occurring as a result of the acts of Tenant. Without limiting the foregoing, this indemnification shall include any and all costs incurred in connection with any investigations of all or any portion of the Property or any cleanup, removal, repair, remediation, detoxification or restoration and the preparation of any closure or other plans required or permitted by any governmental authority.

F. The covenants, representations and warranties contained in this paragraph 29 and subparagraphs A through E inclusive shall survive the term of this lease and any closing on the sale of the Property.

25. Brokers.

Tenant represents that Tenant was not shown the Property by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other similar charge, in connection with this Lease.

26. Waiver.

No waiver of any default of Tenant by Landlord hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

27. No Recording.

The parties hereto agree that this Lease shall not be recorded or otherwise filed of record for any purpose whatsoever.

28. Headings.

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

29. Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

30. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

31. Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

SPEAR REALTY, INC.

By:	/s/ Gerald Spear

TENANT:

BIOPURE CORPORATION

By:	/s/ Zafiris G Zafirelis